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                                                                   EXHIBIT 99.1

                        [First Capital, Inc. Letterhead]


                             REPORT TO SHAREHOLDERS


First Capital, Inc.


Dear Shareholders:

Our Salem office opened on November 28th. We anticipate great things from our staff and the community. We have been actively making business calls in Salem. The customers seem excited about our company coming to their community. Our philosophy of high touch and high tech should serve us well in the market.

Net income for the third quarter exceeded net income for the same quarter last year as net interest income for 2007 outpaced net interest income for the same period in 2006. We expect continued improvement in our net interest margin going forward as we continue our efforts to restructure our balance sheet to resemble that of a commercial bank rather than that of a traditional thrift institution.

We would like to address any concerns you may have about your company holding and originating "sub-prime mortgage" loans. In past communications we have discussed our commitment to continued safe and sound banking and lending practices. It is not part of our business plan to originate and hold any sub-prime mortgage loans or to purchase securities backed by sub-prime mortgage loans. It is our goal to have good steady growth and not place your company at risk for any short term gains.

We are working hard to improve asset quality while seeking to grow our most profitable loans. Our Board and Senior Management had a very productive strategic planning session this Fall. This gives us an opportunity to consider the strengths and weaknesses of your company and build on opportunities to keep us competitive into the future.

As always, we very much appreciate your continued support as a shareholder and we hope you choose First Harrison Bank for all your financial needs. Sincerely,


/s/ William Harrod

William Harrod
President and CEO


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                              THIRD QUARTER REPORT

                      NINE MONTHS ENDED SEPTEMBER 30, 2007

                              THIRD QUARTER REPORT


First Capital, Inc.


CORPORATE ADDRESS
First Capital, Inc.
220 Federal Drive, NW
Corydon, Indiana 47112

COMMON SHARES
The common shares of the Company are listed on The Nasdaq Stock Market(R). The trading symbol is FCAP. In newspaper listings, Company shares are frequently listed as First Capital, Inc.

TRANSFER AGENT
Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
Tel: (800) 368-5948
www.rtco.com

MARKET MAKERS
Sweeney Cartwright
Keefe, Bruyette & Woods, Inc.
UBS Financial Services

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BALANCE SHEET HIGHLIGHTS                                                      As of September 30,             Percent
(Dollars in thousands, except per share information)                           2007         2006               Change
-----------------------------------------------------------------------------------------------------------------------
Total loans (excluding loans held for sale)                                 $334,929      $342,915              -2.33%
Allowance for loan losses                                                      2,276         2,262               0.62%
Allowance for loan losses as a percentage
     of total loans (excluding loans held for sale)                             0.68%         0.66%              3.02%
Total assets                                                                $446,789      $451,725              -1.09%
Total deposits                                                               324,457       323,628               0.26%
Other borrowings                                                              74,060        81,634              -9.28%
Shareholders equity                                                           45,118        43,508               3.70%
Book value per share                                                           15.98         15.28               4.55%


                                                                                                              Nine
                                                    Three Months                 Nine Months                 Months
INCOME STATEMENT SUMMARY                         Ended September 30,         Ended September 30,             Percent
--------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                          2007         2006              2007         2006             Change
Net interest income                            $3,333       $3,284           $10,001      $10,183             -1.79%
Provision for loan losses                         118          215               378          585            -35.38%
Noninterest income                                899          830             2,621        2,395              9.44%
Noninterest expense                             2,812        2,645             8,547        7,924              7.86%
Income before taxes                             1,302        1,254             3,697        4,069             -9.14%
Income tax expense                                409          402             1,186        1,347            -11.95%
Net income                                        893          852             2,511        2,722             -7.75%


                                                                                                              Nine
                                                    Three Months                 Nine Months                 Months
OTHER FINANCIAL DATA                             Ended September 30,         Ended September 30,             Percent
                                                2007          2006              2007         2006            Change
--------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                      $0.32        $0.30             $0.88        $0.96             -8.33%
Cash dividends per share                         0.17         0.17              0.51         0.51              0.00%
Return on average assets (annualized)            0.81%        0.77%             0.75%        0.82%            -8.54%
Return on average equity (annualized)            8.00%        7.94%             7.52%        8.52%           -11.74%
Net interest margin                              3.33%        3.24%             3.29%        3.38%            -2.66%
Net overhead expense as a percentage
     of average assets (annualized)              2.54%        2.38%             2.56%        2.39%             7.11%


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